                                                                    Exhibit 99.2


[Capitalink Logo]                                               Capitalink, L.C.
                                                                Member NASD/SIPC


                                                  Columbus Center
                                                  One Alhambra Plaza, Suite 1410
                                                  Coral Gables, Florida 33134

                                                  Phone 305-446-2026
                                                  Fax 305-446-2926
Smart Investment Banking(sm)                      www.capitalink.com


June 7, 2004


Independent Committee of the Board of Directors
Ener1, Inc.
500 West Cypress Creek Road
Suite 100
Ft. Lauderdale, FL 33309


Gentlemen:

We have been advised that Ener1, Inc. (the "Company") is contemplating a transaction whereby the Company will create a new subsidiary, Ener1 Acquisition, Inc. ("Acquisition"), with no assets or liabilities, and merge Acquisition with and into Splinex Technologies, Inc. ("Splinex") creating a new public company ("Public Splinex") (the "Transaction"). It is our understanding that as of the effective date of the Transaction, the Company's stockholders will own five percent (5%) of Public Splinex (the "Exchange Ratio"). We have been retained to render an opinion as to whether, on the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the Company's non-affiliated stockholders.

We have not been requested to opine as to, and the opinion does not in any manner address, the underlying business decision of the Company to proceed with or affect the Transaction. We were not asked to consider, and our opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for the Company.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things: (i) reviewed the draft agreement and plan of merger ("Merger Agreement") dated June 4, 2004 by and among Splinex, Acquisition and the Company, (ii) reviewed publicly available financial information and other data with respect to the Company, including the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, the amendment to such report on Form 10-KSB/A and the Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, (iii) reviewed information and data with respect to Splinex, including the
(a) draft audited financial statements for the period ending and as of March 31, 2004, (b) Business Plan Presentation dated March 11, 2004, (c) the Splinex draft registration statement on Form S-1, and (d) the cash flow projections as prepared by Splinex management, (iv) reviewed and analyzed the current ownership structure of the Company and Splinex, (v) reviewed the historical financial results and present financial condition of the Company and Splinex, (vi) reviewed the projected future financial performance of Splinex, (vii) reviewed and compared the trading of the Company's common stock with a general market index, (viii) reviewed and analyzed certain financial characteristics of transactions where such

Independent Committee of the Board of Directors                     June 7, 2004
Ener1, Inc.                                                               Page 2


transactions were deemed to have characteristics comparable to the Transaction,
(ix) reviewed and compared certain financial characteristics and trading multiples of companies that were deemed to have characteristics comparable to those of Splinex, (x) reviewed and discussed with representatives of the management of the Company and Splinex certain financial and operating information furnished by them, including financial analyses with respect to the business and operations of the Company and Splinex, (xi) inquired about and discussed the Transaction and other matters related thereto with Company and Splinex management and the Board of Directors, and (xii) performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and has further relied upon the assurances of Company and Splinex management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make its analysis and form an opinion. We have not made a physical inspection of the properties and facilities of the Company or Splinex and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of the Company or Splinex.

We assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. We assumed that the Transaction will be consummated substantially in accordance with the terms noted and as set forth in the Merger Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Company or the non-affiliated stockholders of the Company.

Our opinion is necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of June 7, 2004. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Independent Committee of the Board of Directors in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction, if such a matter was put to a vote of the Company's stockholders. We do not express any opinion as to the underlying valuation or future performance of the Company or Public Splinex nor the price at which the common or any equity security of the Company or Public Splinex would trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to the Company's non-affiliated stockholders.

Independent Committee of the Board of Directors                     June 7, 2004
Ener1, Inc.                                                               Page 3


In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

Our opinion is for the use and benefit of the Board of Directors and is rendered in connection with its consideration of the Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in filings made by the Company with the Securities and Exchange Commission if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to shareholders if required by the Securities and Exchange Commission rules.


Very truly yours,



CAPITALINK, L.C.